Exhibit 12.1

Smith, Anderson, Blount,

Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	February 2, 2018	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Carolina Complete Health Network, Inc.

222 N. Person Street, Suite 010

Raleigh, NC 27601

Re:	Carolina Complete Health Network, Inc. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel for Carolina Complete Health Network, Inc., a Delaware corporation (the “Company”), in connection with the preparation of an Offering Statement on Form 1-A (as amended from time to time, the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering by the Company of up to 20,000 shares (the “Shares”) of its Class P Common Stock, $0.01 par value per share. This opinion letter is being furnished in accordance with the requirements of Item 17 of Form 1-A.

For purposes of this opinion letter, we have examined the Offering Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company (the “Bylaws”) and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, upon (i) qualification of the Offering Statement, (ii) issuance of the Shares against payment therefor pursuant to the terms of the subscription agreement described in the Offering Statement and (iii) book entry of the Shares by Folio Investments, Inc., the Shares will be validly issued, fully paid and nonassessable.

Carolina Complete Health Network, Inc.

February 2, 2018

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to all references to us in the Offering Statement, including any supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell &
Jernigan, L.L.P.